EXHIBIT 99.3


                            [WELLS FARGO LETTERHEAD]



                                          December 22, 2002




William K. Coors, Manager
Jeffrey H. Coors, Manager
Keystone Financing LLC
MS VR 900
P.O. Box 4030
Golden, CO  80403

Dear Messrs. Coors:

      This letter is to confirm WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), subject to all terms and conditions contained herein, has agreed to make available the credit described below to Keystone Financing LLC ("Borrower"):

      1. A commitment under which Bank will make advances to Borrower from time to time up to and including June 14, 2003, not to exceed the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) ("Loan"), the proceeds of which shall be used to make a loan or loans to one or more affiliates to purchase stock of CoorsTek, Inc. and to pay all related costs, fees, expenses, and a portion of which shall be converted on June 15, 2003, to a five year term loan, as described more fully below.

I.    CREDIT TERMS:

      1.    LOAN:

      (a) NOTE. Borrower's obligation to repay advances under the Loan shall be evidenced by a promissory note substantially in the form of Exhibit "A" attached hereto ("Note"), all terms of which are incorporated herein by this reference.

      (b) LIMITATION ON BORROWINGS. Notwithstanding any other provision of this letter, the aggregate amount of all outstanding borrowings under the Loan shall not at any time exceed a maximum of Two Hundred Million Dollars.

      (c) LIMITATION ON ADVANCES. On the date of any advance, the amount of all outstanding borrowings under the Loan, after taking into account such advance, shall not exceed forty percent (40%) of the value of the Shares.

      (d) BORROWING AND REPAYMENT. Borrower may from time to time during the period in which Bank will make advances under the Loan borrow and partially or wholly repay its outstanding borrowings, subject to all the limitations, terms and conditions contained herein; provided that amounts repaid may not be reborrowed; and provided further, that the total outstanding borrowings under the Loan shall not at any time exceed the maximum principal amount available thereunder, as set forth above.


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Page 2


      The outstanding principal balance of the Loan shall be due and payable in full on June 15, 2003; provided however, that so long that no Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default (a "Default") has occurred, Bank agrees to convert the Loan into, and this Loan shall become, a five year term loan with a principal balance in the amount of the lesser of (i) the amount of advances made as of such date, or (ii) One Hundred Forty Million Dollars ($140,000,000.00), or (iii) fifty percent (50%) of the value of the Shares on such date, that shall be due and payable on June 15, 2008 (the "Term Conversion").

      (e) PREPAYMENT. Borrower may prepay principal on the Loan solely in accordance with the provisions of the Note.

      2.    COLLATERAL:

      (a) SECURITIES COLLATERAL. As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in 7,782,994 shares of Adolph Coors Company (NYSE: RKY) Class B Common Stock (the "Shares") to be held in a custody account number 70832900 with Wells Fargo Bank, National Association, acting through its investment group, during the term of the Loan. The Shares shall be maintained with Bank as collateral throughout the term of the Loan. Bank shall be provided with all necessary documents and consents to allow Bank to exercise all available remedies against the Collateral pursuant to he terms of the Loan Documents.

      All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

      (b) DIVIDEND COLLATERAL. All dividends from the Shares shall be deposited into a restricted account with Bank, viz. custody account number 70832900 (the "Dividend Account"), pursuant to which Bank is authorized upon the occurrence of an Event of Default, or as otherwise provided in Section II-5 hereof, to withdraw funds sufficient to make all payments of debt service on the Loan.

      (c) MINIMUM COLLATERAL VALUE. The value of the Shares shall not at any time be less that two hundred percent (200%) of the outstanding principal amount of the Loan (the "Required Value"). In the event the value of the Shares, for any reason and at any time, is less than the Required Value, Borrower shall within ten (10) business days make a principal reduction on the Loan or provide additional collateral of a nature satisfactory to Bank, in either case in amounts or with values sufficient to achieve the Required Value. As used in this Agreement, the value of Shares shall be the closing price of such Shares as quoted on the New York Stock Exchange on the date of determination.


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II.   INTEREST/FEES:

      1. INTEREST. The outstanding principal balance of the Note shall bear interest at the rate of interest set forth in the Note.

      2. COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Note.

      3. COMMITMENT FEE. Borrower shall pay to Bank a non-refundable commitment fee for the Note equal to one half percent (.50%) of the converted amount, which fee shall be due and payable in full on June 15, 2003, upon the occurrence of the Term Conversion.

     4. COMPENSATING BALANCES. From and after the Term Conversion, Borrower, together with any affiliates of Borrower, shall collectively maintain with Bank average free collected deposit balances ("Compensating Balances"), calculated on a quarterly basis, equal to an aggregate of Twenty Five Million Dollars ($25,000,000.00). To the extent such Compensating Balances are not maintained after the Term Conversion, Borrower shall either
(i) pay to Bank a fee equal to eight-tenths percent (0.8%) above LIBOR (as defined in the Note) for a Fixed Rate Term (as defined in the Note) of one month or (ii) adjust the interest rate on the Loan in an amount to be determined by Bank, in its sole discretion, based on the prevailing market conditions at the time of such deficiency and in proportion to the amount of the balance deficiency.

      5. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging either (i) Borrower's deposit account number 3846732703 with Bank, (ii) the Dividend Account, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

III.  REPRESENTATIONS AND WARRANTIES:

      Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this letter and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this letter.

      1. LEGAL STATUS. Borrower is a limited liability company, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

      2. AUTHORIZATION AND VALIDITY. This letter agreement, the Note and each other contract, instrument and document deemed necessary by Bank to evidence any extension of credit to Borrower pursuant to the terms and conditions hereof (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions


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hereof will constitute legal, valid and binding agreements and obligations of
Borrower, enforceable in accordance with their respective terms.

      3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Organization or Operating Agreement of Borrower, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

      4. LITIGATION. There are no pending, or to the Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

      5. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

      6. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower is bound that requires the subordination in right of payment of any of Borrower's obligations subject to this letter to any other obligation of Borrower.

      7. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and all rights to trademarks, trade names, patents and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

      8. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event, as defined in ERISA, has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

      9. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

      10. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response,


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Page 5


Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

IV.   CONDITIONS:

      1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this letter is subject to fulfillment to Bank's satisfaction of all of the following conditions:

      (a) DOCUMENTATION. Bank shall have received each of the Loan Documents, duly executed by Borrower and the other parties to be bound thereby and in form and substance satisfactory to Bank.

      (b) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

      (c) SECURITIES DOCUMENTATION. (i) Borrower shall have furnished to Bank all documents necessary to enable Bank to comply with all applicable securities laws in connection with any sale by Bank of the Shares. Such documents shall include, but not be limited to, all documents necessary to enable Bank to sell the Shares in compliance with SEC Rule 144.

      (ii) Borrower shall have furnished to Bank a current, as of the date of closing, calculation of the volume, timing and other limitations imposed by applicable securities laws, including Rule 144, on the Bank's ability to liquidate the Shares.

      (d) LEGAL OPINIONS. Borrower shall have provided, or caused to be provided, legal opinions from counsel for the Coors Family Trusts, counsel for Borrower and chief counsel of the Adolph Coors Company, as shall be required by Bank, or counsel to Bank.

      (e) RIGHT OF FIRST REFUSAL. Borrower shall have provided evidence that Adolph Coors Company has waived its right of first refusal in connection with the transfers of the Shares from their current owners into the Borrower, the transfer of the Shares from the Borrower to the Bank as collateral for the Loan, or the any transfer of Shares in the event of the exercise of any remedies by Bank.

      2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:


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Page 6


      (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this letter and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default shall have occurred and be continuing or shall exist. Without limiting the foregoing, Borrower agrees that the requirement of compliance with the terms of this Agreement shall specifically include compliance with the limitations on advances in Section I.1, and the collateral value requirement in Section 1.2(c).

      (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

V.    COVENANTS:

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

      1. PUNCTUAL PAYMENT. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

      2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with accounting principles satisfactory to Bank consistently applied, and permit any representative of Bank, at any reasonable time during normal business hours, to inspect, audit and examine such books and records, to make copies of the same and inspect the properties of Borrower.

      3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

      (a) not later than ninety (90) days after and as of the end of each fiscal year, a financial statement of Borrower, prepared by an independent certified public accountant acceptable to Bank, to include a balance sheet, income statement, statement of cash flow, and application of funds statement, and within 10 days after filing, but in no event later than each April 15, unless Borrower has provided bank with evidence of the granting of an extension for such filing, copies of Borrower's filed federal income tax returns for such year; and

      (b) contemporaneously with each annual financial statement of Borrower, a certificate of a manager of Borrower that said financial statements are accurate and that there exists no Default or Event of Default;

      (c) from time to time such other information as Bank may reasonably request.

      4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern


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Page 7


Borrower's continued existence and comply in all material respects with the requirements of all laws, rules, regulations and orders of a governmental agency applicable to Borrower and/or its business.

      5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

      6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, normal wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

      7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

      8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $1,000,000.00.

      9. CAPITAL EXPENDITURES. Not make any additional investment in fixed assets in any fiscal year.

      10. LEASE EXPENDITURES. Not incur operating lease expense in any fiscal year.

      11. OTHER INDEBTEDNESS. Not create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) ) indebtedness of Borrower to one or more members of Borrower, to the Adolph Coors Jr. Trust, or to Golden Heritage LLC, in an aggregate amount not to exceed $50,000,000 incurred in connection with the Term Conversion, which indebtedness shall be completely subordinated in right of repayment to the Loan, and (c) any other liabilities of Borrower existing as of, and disclosed to Bank and deemed acceptable by Bank, prior to the date hereof.

      12. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Not merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

      13. GUARANTIES. Not guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of


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Page 8


Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

      14. LOANS, ADVANCES, INVESTMENTS. Not make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower, and additional loans or advances to Keystone Acquisition Corp. or Keystone Holdings, LLC, in amounts not to exceed an aggregate of $200,000,000.00 outstanding at any one time.

      15. PLEDGE OF ASSETS. Not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which are existing as of, and disclosed to Bank in writing prior to, the date hereof.

VI.   DEFAULT, REMEDIES:

      1. DEFAULT, REMEDIES. Upon the occurrence of an Event of Default or defined event of default under any of the Loan Documents and upon notice to Debtor (except that no notice shall be required with respect to an Event of Default described in clause (f) of the Note under the heading Events of Default or with respect to the action described in clause (b) of this Section): (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall, at Bank's option become immediately due and payable; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of any such Event of Default or defined event of default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Upon the occurrence of a Default under any of the Loan Documents, the obligation, if any, of Bank to make advances under any of the Loan Documents shall immediately cease during the cure period with respect to such Default.

      2. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

VII.  MISCELLANEOUS:

      1. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this letter must be in writing delivered to each party at its address first set forth above, or to such other address as any party may


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Page 9


designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

      2. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this letter and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

      3. SUCCESSORS, ASSIGNMENT. This letter shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith Bank may disclose all documents and information which Bank now has or hereafter may acquire relating to any credit subject hereto, Borrower or its business or any collateral required hereunder.

      4. ENTIRE AGREEMENT; AMENDMENT. This letter and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This letter may be amended or modified only in writing signed by each party hereto.

      5. NO THIRD PARTY BENEFICIARIES. This letter is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this letter or any other of the Loan Documents to which it is not a party.

      6. SEVERABILITY OF PROVISIONS. If any provision of this letter shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this letter.

      7. GOVERNING LAW. This letter shall be governed by and construed in accordance with the laws of the State of Colorado.


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      8.    ARBITRATION.

      (a) ARBITRATION. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or
(ii) requests for additional credit.

      (b) GOVERNING RULES. Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

      (c)   NO WAIVER OF PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE.
The arbitration requirement does not limit the right of any party to
(i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and
(iii) of this paragraph.

      (d) ARBITRATOR QUALIFICATIONS AND POWERS. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an


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issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

      (e) DISCOVERY. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

      (f) CLASS PROCEEDINGS AND CONSOLIDATIONS. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

      (g) PAYMENT OF ARBITRATION COSTS AND FEES. The arbitrator shall award all costs and expenses of the arbitration proceeding.

      (h) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Keystone Financing LLC
December 22, 2002
Page 12


      Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Bank's commitment to extend any credit to Borrower pursuant to the terms of this letter shall terminate on December 31, 2002, unless this letter is acknowledged by Borrower and returned to Bank on or before that date.

                                       Sincerely,

                                       WELLS FARGO BANK,
                                         NATIONAL ASSOCIATION

                                       By:  /s/ ELIZABETH O'CONNOR
                                           -------------------------------------
                                           Elizabeth O'Connor, Vice President


Acknowledged and accepted as of DECEMBER 22, 2002:
                                -----------------

KEYSTONE FINANCING LLC


By:    /s/ WILLIAM K. COORS
    --------------------------------------------
       William K. Coors, Manager